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EXHIBIT 1(c)

                               Amended Term Sheet
                  Between Noise Cancellation Technologies, Inc.
                         and VenGua Capital Markets Ltd.
                               21st February 1997

Amount            Up to $1,000,000 (one million) USD closing in
increments.

Placement Fee     10% (ten percent).

Coupon            8% per annum (cash or stock) at the company's
discretion.

Type              Convertible Debenture, maturing in 2 (two) years and
convertible
                  any time after 45 (forty-five) days.

Conversion Price At the lower of 15% under the bid on the day of subscription or, 25%
                  under the bid on the day of conversion (using the five day average).
                  However, in no event shall the conversion price be less than 18 cents per share, as provided in the subscription agreement.

Condition         Mutual agreement on the specific details of the investment.
The investors
                  receiving Investor Packs with latest 10K and 10Q's.

Closing           Will close within seven (7) days.

The parties hereby acknowledge their mutual agreement to the above terms and their intention to negotiate the contemplated transaction in an expedited manner and in good faith. This term sheet represents our current agreement with respect to the subject matter hereof and supersedes any prior agreement or understanding with the respect of such subject matter. If this term sheet is not executed by both parties at the close of business on the 28th February 1997 then this term sheet will be considered void. By executing the term sheet Noise Cancellation Technologies Inc. represents and warrants that it has obtained or within seven
(7) calendar days will obtain the necessary, Board of directors and/or other approvals to cause this term sheet to be duly authorised, executed and delivered by Noise Cancellation Technologies, Inc.

Agreed and Accepted by:

                  Company: NCT, Inc.

                  Officer: /s/ STEPHEN J. FOGARTY, CFO (Title)

                           Date: 2/21/97


                           VenGua Capital Markets Limited

                           /s/ KEITH BEASLEY

                           Date: 21/2/97




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